Exhibit 10.9

Willis TOWERS WATSON Public Limited Company

2012 Equity Incentive PLAN
(AS AMENDED AND RESTATED)

RESTRICTED SHARE UNIT AWARD AGREEMENT
FOR NON-EMPLOYEE DIRECTORS

THIS RESTRICTED SHARE UNIT AGREEMENT (this “Agreement”), effective as of June 10, 2020 is made by and between Willis Towers Watson Public Limited Company, hereinafter referred to as the “Company,” and the individual (the “Director”) who has duly completed, executed and delivered the Award Acceptance Form, a copy of which is attached hereto as Schedule A and which is deemed to be part hereof (the “Acceptance Form”).

WHEREAS, the Company wishes to carry out the Plan (as hereinafter defined), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, pursuant to the Company’s Compensation Policy and Share Ownership Guidelines for Non-Employee Directors, as amended from time to time (“Director Compensation Policy”), each Director who is elected at the Company’s Annual General Meeting is granted an Award of Restricted Share Units (as hereinafter defined) having a specified dollar value, and the Committee (as hereinafter defined) has advised the Company thereof and instructed the undersigned officer to prepare the Agreement evidencing said Award;

NOW, THEREFORE, the parties hereto do hereby agree as follows:

Article I

DEFINITIONS

Defined terms used in this Agreement shall have the meaning specified in the Plan or below. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section I.1 -
Grant Date

“Grant Date” shall be the date that the Restricted Share Units are granted pursuant to the terms of the Director Compensation Policy and which is set forth in the Acceptance Form.

Section I.2 -
Nominal Value

“Nominal Value” shall mean $0.000304635.

Section I.3 -
Plan

“Plan” shall mean the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (as amended and restated), as amended from time to time.

Section I.4 -
Restricted Share Units

“Restricted Share Units” or “RSUs” shall mean a conditional right to receive Shares pursuant to the terms of the Plan and this Agreement upon vesting, as set forth in Section 3.1 of this Agreement.

Section I.5 -
Secretary

“Secretary” shall mean the Secretary of the Company.

Section I.6 -
Shares

“Shares” means Ordinary Shares of the Company, Nominal Value per Share, which Shares may be authorized but unissued.

Section I.7 -
Vesting Date

“Vesting Date” shall mean the first anniversary of the Grant Date, provided that if the Annual General Meeting that next follows the Grant Date occurs prior to the first anniversary of the Grant Date, the “Vesting Date” shall mean the date of the Annual General Meeting.

Article II

GRANT OF RESTRICTED SHARE UNITS
Section II.1 -
Grant of the Restricted Share Units

Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, including any country-specific provisions set forth in Schedule B to this Agreement, the Company hereby grants RSUs to the Director, over a number of Shares as stated in the Acceptance Form.

Section II.2 -
RSU Payment

Pursuant to Section 7 of the Plan, the Shares to be issued upon vesting of the RSU must be fully paid up prior to vesting of the RSU by payment of the Nominal Value per Share. The Committee shall ensure that payment of the Nominal Value for any Shares underlying the RSU is received by it on behalf of the Director prior to the Vesting Date from a non-Irish Subsidiary or other source and shall establish any procedures or protocols necessary to ensure that payment is timely received.

Section II.3 -
Director’s Service

The rights and obligations of the Director as a member of the Board shall not be affected by his participation in this Plan or right to participate in the Plan, and the Director hereby waives any and all rights to compensation or damages in consequence of his Termination of Service for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to vest in his RSUs following cessation of service. If, notwithstanding the

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foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Director shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.

Section II.4 -
Adjustments in RSUs Pursuant to Change of Control or Similar Event etc.

Pursuant to Sections 12 and 13 of the Plan, in the event that the outstanding Shares subject to RSUs are, from time to time, changed into or exchanged for a different number or kind of Shares or other securities, by reason of a share split, spin-off, share or extraordinary cash dividend, share combination or reclassification, recapitalization or merger, Change of Control, or similar event, the Committee shall, in its absolute discretion, substitute or adjust proportionately the number and kind of Shares subject to the RSU. An adjustment may have the effect of reducing the price at which Shares may be acquired to less than their Nominal Value (the “Shortfall”), but only if and to the extent that the Committee shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Shares. Any such adjustment or determination made by the Committee shall be final and binding upon the Director, the Company and all other interested persons.

Section II.5 -
Tax-Related Items

The Director must make full payment to the Company by which the Director is providing service of all Tax-Related Items, which under federal, state, local or foreign law, the Company or any Subsidiary is required to withhold upon vesting, settlement or other tax event of the RSUs. In a case where the Company is obliged to (or would suffer a disadvantage if it were not to) account for any Tax-Related Item (in any jurisdiction) for which the Director is liable by virtue of the Director’s participation in the Plan and/or any social insurance contributions recoverable from and legally applicable to the Director, the Director shall make full payment to the Company or any Subsidiary of an amount equal to the Tax-Related Items, or otherwise enter into arrangements acceptable to the Company or any Subsidiary to satisfy all Tax-Related Items. In this regard, the Director authorizes the Company or its respective agents, to satisfy the obligations with regard to all Tax-Related Items by withholding in Shares to be issued at settlement of the RSUs. Alternatively, the Director may elect to satisfy all Tax-Related Items by payment in cash or check by notifying the Company of such election at least thirty (30) days (or such other notice period as is determined by the Company and communicated to the Director) in advance of the Vesting Date.

If the Tax-Related Items are satisfied by withholding in shares to be issued at settlement of the RSUs, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Director will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Director is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.

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Finally, the Director agrees to pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of the Director’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Director fails to comply with the Director’s obligations in connection with the Tax-Related Items.

Article III

VESTING AND SETTLEMENT
Section III.1 -
Vesting
(a)
The total number of RSUs subject to this Award shall vest on the Vesting Date, provided the Director continues to provide services as a member of the Board or otherwise through the Vesting Date.
(b)
In the event the Director ceases to be a member of the Board as a result of death, Permanent Disability, removal, resignation or retirement prior to the Vesting Date, the RSUs, to the extent not vested, shall be forfeited immediately unless the Committee, in its sole discretion, determines that the RSUs shall become fully vested with respect to all or a portion of the Shares at the time the Director ceases to be a member of the Board.
(c)
The RSUs will accelerate in full in connection with a Change of Control to the extent provided in Section 13(b) of the Plan. The RSUs may immediately vest, if the Committee, in its sole discretion, so determines, upon the effective date of a Change of Control.
Section III.2 -
Settlement; Conditions to Issuance of Share Certificates

The Shares, which are to be delivered within one month of the Vesting Date or such earlier date that the RSUs vest pursuant to Section 3.1, may be either previously authorized but unissued Shares. Such Shares shall be fully paid. The Company shall not be required to issue or deliver any certificate or certificates (or their electronic equivalent) for Shares allotted and issued upon the applicable Vesting Date or vesting event applicable to the RSUs prior to fulfillment of all of the following conditions, and in any event, subject to Section 409A of the Code for Directors who are U.S. Taxpayers:

(a)
The obtaining of approval or other clearance from any state, federal, local or foreign governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and
(b)
The Director has paid or made arrangements to pay the Tax-Related Items pursuant to Section 2.5.

Without limiting the generality of the foregoing, the Committee may in the case of U.S. resident directors of the Company require an opinion of counsel reasonably acceptable to it to the effect that any subsequent transfer of Shares acquired on the vesting of RSUs does not violate the Exchange Act and may issue stop-transfer orders in the U.S. covering such Shares.

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Section III.3 -
Rights as Shareholder

The Director shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares that may be received upon the settlement of the RSUs unless and until certificates representing such Shares (or their electronic equivalent) shall have been issued by the Company to the Director. No Dividend Equivalent Rights or other payments shall be made on the RSUs.

Section III.4 -
Limitation on Obligations

The Company’s obligation with respect to the RSUs granted hereunder is limited solely to the delivery to the Director of Shares within the period when such Shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation. This RSU Award shall not be secured by any specific assets of the Company or any of its Subsidiaries, nor shall any assets of the Company or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement. In addition, the Company shall not be liable to the Director for damages relating to any delays in issuing the share certificates or its electronic equivalent to him (or his designated entities), any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

Article IV

ADDITIONAL TERMS AND CONDITIONS OF THE RSUs
Section IV.1 -
Nature of Award

In accepting the RSUs, the Director acknowledges, understands and agrees that:

(a)
the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)
the RSU Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future RSU Awards, or benefits in lieu of a RSU Award, even if RSU Awards have been granted repeatedly in the past;
(c)
all decisions with respect to future RSU Awards or other grants, if any, will be at the sole discretion of the Committee;
(d)
the Director’s participation in the Plan is voluntary;
(e)
the RSUs and any Shares acquired under the Plan are not intended to replace any pension rights or compensation under any pension arrangement;
(f)
the RSUs and any Shares and the income value of the same are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination,

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redundancy, end of service payments, dismissal, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments; and
(g)
the future value of the Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty.
Section IV.2 -
No Advice Regarding Grant

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Director’s participation in the Plan, the issuance of Shares upon vesting of the RSUs or sale of the Shares. The Director is hereby advised to consult with his own personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.

Section IV.3 -
Director Reporting Obligation

Directors of the Company or any of its Irish Subsidiaries are subject to certain notification requirements under the Act. Directors must notify the company for which the Director is providing service of the Director’s interest in the Company and the number and class of Shares or rights to which the interest relates if such interest exceeds 1% of the Company's capital shares upon the issuance or disposal of Shares or upon becoming aware of the event giving rise to the notification by submitting a Form 53. This disclosure requirement also applies to any rights or Shares acquired by the Director’s spouse or children (under the age of 18).

Section 4.4 - Insider Trading Restrictions/Market Abuse Laws

The Director acknowledges that, depending on the Director or the Director’s broker’s country of residence or where the Shares are listed, the Director may be subject to insider trading restrictions and/or market abuse laws, which may affect his ability to accept, acquire, sell or otherwise dispose of Shares or rights to Shares (e.g., RSUs) or rights linked to the value of Shares under the Plan during such times as the Director is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdictions of the Director's country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Director placed before the Director possessed inside information. Furthermore, the Director could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow directors. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Director is responsible for complying with any applicable restrictions and is encouraged to speak to his personal legal advisor for further details regarding any applicable insider-trading and/or market-abuse laws in the Director’s country.

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Article V

DATA PRIVACY INFORMATION AND CONSENT

Section V.1 -
Data Privacy
(a)
Data Collection and Usage. The Company may collect, process and use certain personal information about the Director, including, but not limited to, the Director’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Director’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Director’s consent. Where required under applicable law, Data may also be disclosed to certain securities or other regulatory authorities where the Company's securities are listed or traded or regulatory filings are made and the legal basis, where required, for such disclosure is the applicable laws.
(b)
Stock Plan Administration Service Providers. The Company transfers Data to Computershare or Morgan Stanley Smith Barney LLC and its affiliated companies, independent service providers based in the United States, which are assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. The Director may be asked to agree on separate terms and data processing practices with the service providers, with such agreement being a condition to the Director’s ability to participate in the Plan.
(c)
International Data Transfers. The Company and its service providers are based in the United Kingdom and the United States. The Director’s country or jurisdiction may have different data privacy laws and protections than the United Kingdom or the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program. The Company's legal basis, where required, for the transfer of Data is the Director’s consent.
(d)
Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Director’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.
(e)
Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Director is providing the consents herein on a purely voluntary basis. If the Director does not consent, or if the Director later seeks to revoke his consent, his salary from or service relationship with the Company will not be affected; the only consequence of refusing or withdrawing his consent is that the Company would not be able to grant these RSUs or other equity awards to the Director or administer or maintain such awards.

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(f)
Data Subject Rights. The Director may have a number of rights under data privacy laws in his jurisdiction. Depending on where the Director is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Director’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Director can contact privacy@willistowerswatson.com.

(g) Declaration of Consent. By accepting the RSUs and indicating consent via the Company’s acceptance procedure, the Director is declaring that he agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.

Finally, the Director understands that the Company may rely on a different basis for the processing or transfer of Data in the future and/or request that the Director provide another data privacy consent. If applicable, the Director agrees that upon request of the Company, the Director will provide an executed acknowledgement or data privacy consent form (or any other agreements or consents) that the Company may deem necessary to obtain from the Director for the purpose of administering the Director’s participation in the Plan in compliance with the data privacy laws in his country, either now or in the future. The Director understands and agrees that he will not be able to participate in the Plan if he fails to provide any such consent or agreement requested by the Company.

Article VI

MISCELLANEOUS
Section VI.1 -
Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Director, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Agreement or the RSUs. In its absolute discretion, the Committee may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

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Section VI.2 -
RSUs Not Transferable

Neither the RSUs nor any interest or right therein or part thereof shall be subject to the debts, contracts or engagements of the Director or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 6.2 shall not prevent transfers made solely for estate planning purposes or under a will or by the applicable laws of inheritance.

Section VI.3 -
Binding Effect

The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

Section VI.4 -
Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company at the following address:

Willis Towers Watson Public Limited Company

c/o Matthew S. Furman

General Counsel

200 Liberty Street

New York, NY 10281

and any notice to be given to the Director shall be addressed to him at the address given beneath his signature hereto.

By a notice given pursuant to this Section 6.4, either party may hereafter designate a different address for notices to be given to him. Any notice that is required to be given to the Director shall, if the Director is then deceased, be given to the Director’s personal representatives if such representatives have previously informed the Company of their status and address by written notice under this Section 6.4. Any notice shall have been deemed duly given when sent by facsimile or enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or the United Kingdom’s Post Office or in the case of a notice given by an Director resident outside the United States of America or the United Kingdom, sent by facsimile or by a recognized international courier service.

Section VI.5 -
Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

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Section VI.6 -
Applicability of Plan

The RSU Award shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the RSU Award. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

Section VI.7 -
Amendment

This Agreement may be amended only by a document executed by the parties hereto, which specifically states that it is amending this Agreement.

Section VI.8 -
Governing Law

This Agreement shall be governed by, and construed in accordance with the laws of Ireland, without regard to conflicts of law principles.

Section VI.9 -
Jurisdiction; Arbitration

Each party hereto hereby consents to the jurisdiction of the federal and state courts in the State of New York, irrevocably waives any objection it may now or hereafter have to laying of the venue of any suit, action, or proceeding in connection with this Agreement in any such court, and hereby irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum. No suit, action or proceeding against the Company or the Director with respect to this Agreement may be brought in any court, domestic or foreign, or before any similar domestic or foreign authority other than in a court of competent jurisdiction in the State of New York, and the Company and the Director hereby irrevocably waive any right which he may otherwise have had to bring such action in any other court, domestic or foreign, or before any similar domestic or foreign authority. The Company and the Director hereby submit accordingly to the jurisdiction of such courts for the purpose of any such suit, action or proceeding, and further agrees that service upon it shall be sufficient if made by registered mail; provided, however, with respect to the provisions of this Agreement governed by the laws of the State of New York, any dispute hereunder or with regard to any document or agreement referred to herein, shall be resolved by arbitration before the American Arbitration Association in New York City, New York. The determination of the arbitrator shall be final and binding on the parties hereto and may be entered in any court of competent jurisdiction. In the event of any arbitration or other disputes with regard to this Agreement or any other document or agreement referred to herein, the Company shall pay the Directors’ legal fees and disbursements promptly upon presentation of invoices thereof, subject to an obligation of the Director to repay such amounts if an arbitrator finds the Directors’ positions in such arbitration or dispute to have been frivolous or made in bad faith.

Section VI.10 -
Electronic Delivery and Acceptance

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Director hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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Section VI.11 -
Schedule B

The RSUs shall be subject to any special provisions, if any, set forth in Schedule B for the Director’s country of residence. If the Director relocates to one of the countries included in Schedule B during prior to the vesting of the RSUs, the special provisions for such country shall apply to the Director, to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. Schedule B constitutes part of this Agreement.

Section VI.12 -
Severability

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Section VI.13 -
Imposition of Other Requirements

The Company reserves the right to impose other requirements on the RSUs and the Shares acquired upon vesting of the RSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Director to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Section VI.14 -
Code Section 409A

For purposes of U.S. Taxpayers, it is intended that the terms of the RSUs will comply with the provisions of Section 409A of the Code and the U.S. Treasury Regulations relating thereto so as not to subject the Director to the payment of additional taxes and interest (or other adverse tax consequences) under Section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Committee may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, in each case, without the consent of the Director, that the Committee determines are reasonable, necessary or appropriate to comply with the requirements of Section 409A of the Code and related U.S. Department of Treasury guidance. In that light, the Willis Group makes no representation or covenant (and shall be under no obligation) to ensure that the RSUs that are intended to be exempt from, or compliant with, Section 409A of the Code are not so exempt or compliant or for any action taken by the Committee with respect thereto. Nothing in the Agreement shall provide a basis for any person to take action against the Willis Group based on matters covered by Section 409A of the Code, including the tax treatment of any Shares or other payments made under the RSUs granted hereunder, and the Willis Group shall not under any circumstances have any liability to the Director or his estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A of the Code.

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Section VI.15 -
Waiver

The Director acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Director or any Participant.

Section VI.16 -
Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Director have each executed this Agreement.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY By: Name: Anne Donovan Bodnar Title: Chief Human Resources Officer

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SCHEDULE A

Willis TOWERS WATSON Public Limited Company

2012 Equity Incentive Plan
(AS AMENDED AND RESTATED)

Restricted SHARE Units Award Agreement- Acceptance Form FOR NON-EMPLOYEE DIRECTORS

Name	Participant Name
Number of RSUs Granted	Number of Awards Granted
Grant Date	Grant Date
Vesting Date	Cliff Vesting Date

I accept the grant of Restricted Share Units (RSUs) under the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (as amended and restated), as amended from time to time, and the Willis Towers Watson Public Limited Company Compensation Policy and Share Ownership Guidelines for Non-Employee Directors, as amended from time to time, and I agree to be bound by the terms and conditions of the Restricted Share Units Award Agreement and the Schedules thereto dated June 10, 2020.

Participant:

Signature: ___Electronic Signature________________________

Print Name: _____ Participant Name_____________________

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SCHEDULE B

Willis TOWERS WATSON Public Limited Company

2012 Equity Incentive PLAN
(AS AMENDED AND RESTATED)

COUNTRY-SPECIFIC PROVISIONS TO

RESTRICTED SHARES UNITS AWARD AGREEMENT FOR NON-EMPLOYEE DIRECTORS

Terms and Conditions

This Schedule B includes additional terms and conditions that govern the RSU Award granted to the Director under the Plan if the Director resides in one of the countries listed below. This Schedule B forms part of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement or the Plan.

Notifications

This Schedule B also includes information based on the securities, exchange control and other laws in effect in the Director’s country as of June 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Director not rely on the information noted herein as the only source of information relating to the consequences of the Director’s participation in the Plan because the information may be out of date at the time the RSUs vest under the Plan.

In addition, the information is general in nature. The Company is not providing the Director with any tax advice with respect to the RSUs. The information provided below may not apply to the Director’s particular situation, and the Company is not in a position to assure the Director of any particular result. Accordingly, the Director should seek appropriate professional advice as to how the tax or other laws in the Director’s country apply to the Director’s situation.

Finally, if the Director is a citizen or resident of a country other than the one in which the Director is currently providing service, transfers his or her country of service after the Grant Date, or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to the Director, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Director.

Germany

Notifications

Exchange Control Information

Cross-border payments in excess of €12,500 must be reported electronically to the German Federal Bank. The online filing portal can be accessed at www.bundesbank.de. If the Director receives a cross-border payment in excess of €12,500 in connection with the sale of Shares

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acquired under the Plan, the Director is responsible for complying with the applicable reporting requirements.

Foreign Asset/Account Reporting Information
If the Director’s acquisition of Shares under the Plan leads to a so-called qualified participation at any point during the calendar year, the Director will need to report the acquisition when he files his tax return for the relevant year. A qualified participation is attained if (i) the value of the Shares acquired exceeds €150,000 or (ii) in the unlikely event the Director holds more than 10% of the Company’s total Ordinary Shares.

IRELAND

There are no country-specific provisions.

UNITED KINGDOM

Terms and Conditions

RSU Payment. This provision supplements Section 2.2 of the Agreement:

The RSUs do not provide any right for the Director to receive a cash payment and the RSUs will be settled in Shares only.

Director Costs. This provision supplements Section 2.5 of the Agreement:

The Director understands and agrees that it is his obligation to satisfy the full amount of Tax-Related Items that the Director owes at vesting of the RSUs, or the release or assignment of the RSUs for consideration, or the receipt of any other benefit in connection with the RSUs (the “Taxable Event”) within 90 days of the U.K. tax year in which the Taxable Event occurs, or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003. Notwithstanding the foregoing, where the Company is obliged to (or would suffer a disadvantage if it were not to) account for any income tax or National Insurance Contributions (“NICs”) for which the Director is liable by virtue of the Director’s participation in the Plan, the Director shall make full payment to the Company or any Subsidiary of an amount equal to the Tax-Related Items, or otherwise enter into arrangements acceptable to the Company or any Subsidiary to secure that such a payment by any method set forth in Section 2.5 of the Agreement within 90 days of the U.K. tax year in which the Taxable Event occurs, although the Director acknowledges that he ultimately will be responsible for reporting any income tax or NICs due on the RSU income directly to the HMRC under the self-assessment regime.

UNITED STATES OF AMERICA

Notifications

Exchange Control Information. Under the Foreign Account Tax Compliance Act (“FATCA”), United States persons who hold Shares or rights to acquire Shares (i.e., RSUs) may be required to report certain information related to their holdings in Shares to the extent the aggregate value of the Shares exceeds certain thresholds (depending on the Director’s filing status) with the

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Director’s annual tax return. The Director is advised to consult with his or her personal tax or legal advisor regarding any FATCA reporting requirements with respect to the RSUs or any Shares acquired under the Plan.

In addition, United States persons who have signature or other authority over, or a financial interest in, bank, securities or other financial accounts outside of the United States (including a non-U.S. brokerage account holding the Shares or proceeds from the sale of Shares) must file a Foreign Bank and Financial Accounts Report (“FBAR”) with the United States Internal Revenue Service each calendar year in which the aggregate value of the accounts exceeds $10,000. The FBAR must be on file by June 30 of each calendar year for accounts held in the previous year which exceed the aggregate value.

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